                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT
                                (PROJECT GREEN)



                                  BY AND AMONG


                   LONESTAR MEDICAL TRANSCRIPTION USA, INC.,

                         L & H INVESTMENT COMPANY N.V.,
                                  AS PURCHASER


                                      AND


                        APPLIED VOICE RECOGNITION, INC.,
               E-DOCS HEALTH CARE INFORMATION SERVICES, INC. AND
                              A WORD ABOVE, INC.,

                                   AS SELLERS

                                     INDEX
                                     -----

                                                                              Page
                                                                              ----
1.   Purchase and Sale.......................................................    3
     1.1   Purchase and Sale.................................................    3
     1.2   Excluded Assets...................................................    3
     1.3   Assumed Liabilities...............................................    4
     1.4   Excluded Liabilities..............................................    4

2.   Consideration for Assets................................................    4

3.   Accounts Receivable Reconciliation; Security Interest...................    5

4.   Representations and Warranties of Seller................................    5
     4.1   Organization and Existence........................................    5
     4.2   Sellers' Authority Relative to this Agreement.....................    6
     4.3   Sellers' Authority to Conduct Business............................    6
     4.4   Rights to Purchase the Company Assets.............................    6
     4.5   Title to Company Assets...........................................    6
     4.6   Litigation........................................................    6
     4.7   Financial Statements..............................................    7
     4.8   Compliance with Laws..............................................    7
     4.9   Illegal Payments..................................................    7
     4.10   Employees........................................................    7
     2.15   Labor and Employee Relations.....................................    8
     4.11   Licenses and Permits.............................................    8
     4.12   Contracts........................................................    8
     4.13   Representations and Warranties Regarding the Shares and OTPI.....    8
     4.14   Notes and Accounts Receivable....................................    9
     4.15   Present Compliance with Obligations and Laws.....................    9
     4.16   Absence of Undisclosed Liabilities...............................    9
     4.17   Payment of Taxes.................................................   10
     4.18   Intellectual Property Rights.....................................   10
     4.19   Employee Benefits and ERISA......................................   10
     4.20   Insurance........................................................   10
     4.21   Disclosure of Material Information...............................   11
     4.22   Year 2000 Compliance.............................................   11
     4.23   Covenant to Reserve Shares.......................................   11
     4.24   Covenant to Make Filings.........................................   11
     4.25   Transition.......................................................   11

5.   Representations, Warranties and Covenants of Purchaser..................   13
     5.1   Organization and Existence........................................   13

     5.2    Purchasers' and Lonestar's Authority Relative to this Agreement...   13
     5.3    Title to Notes, Stock and Warrants................................   13
     5.4    Acquisition Entirely for Own Account..............................   13
     5.5    Reliance Upon Lonestar's Representations..........................   14
     5.6    Receipt of Information............................................   14
     5.7    Investment Experience.............................................   14
     5.8    Accredited Investor...............................................   14
     5.9    Restricted Securities.............................................   14
     5.10   Legends...........................................................   15
     5.11   Foreign Investor..................................................   15
     5.12   Stock Options.....................................................   15
     5.13   Transition........................................................   15

6.   Nature and Survival of Representations and Warranties; Indemnities.......   16
     6.1    Nature of Statements..............................................   16
     6.2    Survival of Representations, Warranties and Covenants.............   16
     6.3    Sellers' Indemnity................................................   16
     6.4    Purchasers' and Lonestar's Indemnity..............................   16

7.   The Closing..............................................................   18
     7.1    Lien Releases.....................................................   18
     7.2    Bill of Sale, Assignment and Assumption Agreement.................   18
     7.3    Assignment and Assumption of Douglas Employment Agreement.........   18
     7.4    Amendment II to Value Added Reseller Agreement....................   19
     7.5    Technology License Agreement......................................   19
     7.6    Medical Transcription Services Agreement..........................   19
     7.7    Termination of Voting Agreement...................................   19
     7.8    Termination of Co-Sale and Tag-Along Rights Agreement.............   19
     7.9    Series D Stock....................................................   19
     7.10   LHIC Note.........................................................   19
     7.11   LHSP Note.........................................................   20
     7.12   LISP Warrants.....................................................   20
     7.13   Replacement Warrants..............................................   20
     7.14   UCC-3 Termination Statements......................................   20
     7.15   Termination of Trademark Security Agreement.......................   20
     7.16   Termination of Patent Security Agreement..........................   20
     7.17   Termination of Copyright Security Agreement.......................   20
     7.18   Pledged Stock.....................................................   20
     7.19   UCC-1 Financing Statement.........................................   20
     7.20   OTPI Stock Certificates...........................................   20
     7.21   Trust Agreements..................................................   20
     7.22   Officer and Director Resignation Letters..........................   20
     7.23   Termination of Employment Agreements..............................   21
     7.24   Employee Termination Letters......................................   21
     7.25   Indemnity Agreements..............................................   21


     7.26   Sellers' Legal Opinion............................................   21
     7.27   Purchasers' Legal Opinions........................................   21
     7.28   Apportionments; Closing Statement.................................   22
     7.29   Cash Portion of Consideration.....................................   22

8.   Conditions to Closing....................................................   22

9.   Further Acts.............................................................   22

10.  Possession...............................................................   23

11.  Expenses and Commissions.................................................   23

12.  Miscellaneous............................................................   23
     12.1. Notices............................................................   23
     12.2. Assignment.........................................................   25
     12.3. Entire Agreement...................................................   25
     12.4. Schedules and Exhibits.............................................   25
     12.5. Governing Law; Venue...............................................   25
     12.6. Dispute Resolution.................................................   25

                            ASSET PURCHASE AGREEMENT
                                (Project Green)


  This ASSET PURCHASE AGREEMENT (the "Agreement"), is executed on January 7, 2000, to be effective as of December 20, 1999 (the "Effective Date"), is by and among LONESTAR MEDICAL TRANSCRIPTION USA, INC., a Delaware corporation ("Lonestar"), L & H INVESTMENT COMPANY N.V., a Belgium company ("LHIC") (LHIC is sometimes hereinafter referred to as a "Purchaser", and as the "Purchasers"), and APPLIED VOICE RECOGNITION, INC., a Delaware corporation doing business as e-DOCS.net ("AVRI"), E-DOCS HEALTH CARE INFORMATION SERVICES, INC., a Delaware corporation ("HCIS"), and A WORD ABOVE, INC., a Texas corporation ("AWA"; AVRI, HCIS and AWA are sometimes hereinafter each referred to individually as a "Seller", and collectively as the "Sellers").

                                   W I T N E S S E T H:
                                   -------------------

  WHEREAS, Lonestar is an indirect, wholly-owned subsidiary of LHIC;

  WHEREAS, HCIS is the wholly-owned subsidiary of AVRI, and AWA is a wholly-owned subsidiary of HCIS;

  WHEREAS, Sellers are engaged in the medical transcription business (the "Business");

  WHEREAS, as of December 31, 1998, AVRI issued to LHIC (i) 5,000 shares of Series D Preferred Stock of AVRI (the "Series D Stock"), and (ii) three (3) separate warrant agreements to purchase an aggregate of 2,500,000 shares of common stock of AVRI at an exercise price of $1.25 per share (the "1998 Warrants"), which Series D Stock and 1998 Warrants were issued pursuant to that certain Series D Preferred Stock and Warrant Purchase Agreement dated as of December 31, 1998 (the "Series D Purchase Agreement");

  WHEREAS, as of May 24, 1999, AVRI issued to LHIC that certain Convertible Promissory Note (the "LHIC Note"), in the original principal amount of $1,500,000, which LHIC Note was issued pursuant to that certain Convertible Promissory Note Purchase Agreement dated May 24, 1999 (the "LHIC Note Purchase Agreement"), executed by and between AVRI and LHIC;

  WHEREAS, as of May 24, 1999, AVRI issued to LHIC one (1) warrant agreement to purchase such number of shares of common stock of AVRI as determined in accordance with a formula set forth in such warrant agreement at a price of $1.25 per share (the "1999 Warrants"), which 1999 Warrants were issued pursuant to that certain LHIC Note Purchase Agreement (the 1998 Warrants and the 1999 Warrants are collectively referred to herein as the "LHIC Warrants");

  WHEREAS, as of November 5, 1999, AVRI issued to LERNOUT & HAUSPIE SPEECH PRODUCTS, N.V., a Belgium company ("LHSP"), that certain Convertible Secured Promissory Note (the "LHSP Note"), in the original principal amount of $2,000,000, which LHSP Note was issued pursuant to that certain Convertible Secured Promissory Note Purchase Agreement dated November 5, 1999, executed by and between AVRI and LHSP;

  WHEREAS, as security for the repayment of the LHIC Note and the LHSP Note, LHIC and LHSP collectively hold a first lien priority security interest in all of the assets of AVRI other than accounts receivable pursuant to that certain Security Agreement dated as of November 5, 1999 (the "Security Agreement"), which lien is evidenced by those certain UCC Financing Statements executed by AVRI for the benefit of LHIC and LHSP listed on SCHEDULE A attached hereto (the "Financing Statements");

  WHEREAS, as further security for the repayment of the LHIC Note and the LHSP Note, AVRI granted to LHIC and LHSP a first lien priority security interest in AVRI's patents, trademarks and copyrights pursuant to that certain (i) Patent Security Agreement dated as of November 5, 1999 (the "Patent Security Agreement"), filed for record in the United States Patent and Trademark Office;
(ii) Trademark Security Agreement dated as of November 5, 1999 (the "Trademark Security Agreement"), filed for record in the United States Patent and Trademark Office; and (iii) Copyright Security Agreement dated as of November 5, 1999 (the "Copyright Security Agreement"), filed for record in the United States Copyright Office, each executed by and among AVRI, LHIC and LHSP;

  WHEREAS, as further security for the repayment of the LHIC Note and the LHSP Note, AVRI pledged to LHIC and LHSP all of the stock owned by AVRI in HCIS, and all of the stock owned by HCIS in AWA and in Outsource Transcription Philippines, Inc., a stock corporation formed under the laws of the Republic of the Philippines ("OTPI"), pursuant to that certain Pledge Agreement dated as of November 5, 1999 (the "Pledge Agreement"), executed by and among AVRI, LHIC and LHSP;

  WHEREAS, as of the Effective Date, LHSP has assigned to LHIC the LHSP Note;

  WHEREAS, pursuant to the terms of that certain Term Sheet dated as of the Effective Date, executed by and among AVRI, LHIC and LHSP, Sellers desire to sell to Purchasers, and Purchasers desire to purchase from Sellers (with Purchasers' designee, Lonestar, designated to take title to), certain assets owned by Sellers and utilized by Sellers in connection with the Business, and Sellers, Purchasers and Lonestar desire to set forth the terms and conditions of their agreement;

  NOW THEREFORE, for and in consideration of the premises, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, Purchasers and Lonestar hereby agree as follows:

1. PURCHASE AND SALE.

     1.1. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Sellers agree to grant, sell, transfer, convey and deliver to Lonestar, as Purchasers' designee, free and clear of all liens, claims, encumbrances and interests (except those specifically set forth herein), and Purchasers agree to purchase from Sellers (with Lonestar designated to take title), certain assets of Sellers (collectively, the "Company Assets"), which Company Assets shall consist of the following:

          (a) The 997 shares of common stock of OTPI (the "OTPI Stock");

          (b) Those certain leases of real property covering the facilities commonly known as (i) 4615 Post Oak Place, Suite 111, Houston, Texas, (ii) 42 Clinton Place, Hackensack, New Jersey, and (iii) 7602 Lakeview Haven Drive, Suite 105, Houston, Texas, together with the improvements, if any, located within such leased facilities (collectively, the "Assigned Facilities");

          (c) The machinery, equipment, furniture, fixtures, supplies, materials and other tangible personal property (other than computer hardware and software) that are described on SCHEDULE 1.1(C) attached hereto (the "Company Personal Property");

          (d) All contracts and agreements listed on SCHEDULE 1.1(D) attached hereto, including, without limitation, the contracts of each of the Assumed Contractors (as defined in Section 4.10) (the "Assigned Contracts"); and all warranties and guarantees, if any, originally given to Sellers relating to all or any portion of the Company Personal Property (the "Warranties");

          (e) All rights of Sellers in and to the computer hardware and computer software listed on SCHEDULE 1.1(E) attached hereto (the "Computer Hardware and Software");

          (f) All rights of Sellers, if any, in and to the trade names, trade marks, copyrights, patents and other intellectual property listed on
     SCHEDULE 1.1(F) attached hereto (the "Intellectual Property");

          (g) The licenses, permits and certifications listed on SCHEDULE 1.1(G) attached hereto (the "Licenses and Permits");

          (h) The accounts and notes receivable of Sellers listed on SCHEDULE 1.1(H) (collectively, the "Accounts Receivable"); and

          (i) All customer lists used in operating the portion of the Business represented by the Company Assets, which lists shall be delivered by Sellers to Lonestar at Closing.

     1.2. EXCLUDED ASSETS. Except for the Company Assets specifically described herein, no other assets owned by Sellers shall be conveyed pursuant to this Agreement.

     1.3. ASSUMED LIABILITIES . On the terms and subject to the conditions of this Agreement, Lonestar, at the Closing, agree to assume all of the following obligations of Sellers, but only to the extent that such obligations arise after the Effective Date (collectively, the "Assumed Liabilities"):

          (a) The liabilities and obligations of Sellers under the Assigned Contracts (including the contracts of the Assumed Employees and the Assumed Contractors) and the leases for the Assigned Facilities;

          (b) The liabilities and obligations of Sellers listed on SCHEDULE 1.3 attached hereto; and

          (c) The accrued vacation, sick leave and other obligations and liabilities relating to the Executives, the Assumed Employees, the Hired Employees, and the Assumed Contractors (each as defined in Section 4.10). At the Closing, Lonestar will reimburse AVRI for all employment and contract costs accruing after the Effective Date for the Executives, the Assumed Employees, the Hired Employees and the Assumed Contractors, such costs to include salary, bonuses, "stay bonuses" and all benefits, including taxes and insurance, with such amount to be paid being specifically set forth on the Closing Statement (as defined in Section 7.28(b)).

     1.4. EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Lonestar shall not assume or be subject to, or in any way be liable or responsible for, and Sellers shall retain responsibility for all liabilities and obligations of Sellers of any kind or nature, known or unknown, relating to the Company Assets, the Business or Sellers.

2. CONSIDERATION FOR ASSETS. The consideration to be given to Sellers by the Purchasers and Lonestar for the Company Assets (the "Consideration") shall be as follows:

          (a) the surrender to AVRI for cancellation of the LHIC Note;

          (b) the surrender to AVRI for cancellation of the LHSP Note;

          (c) the surrender to AVRI for cancellation of the certificate held by LHIC evidencing the Series D Stock for retirement and cancellation, accompanied by a blank stock power duly endorsed by LHIC;

          (d) the surrender to AVRI for cancellation of the LHIC Warrants in exchange for the issuance and delivery by AVRI to Lonestar of (i) new warrants (the "Replacement Warrants") to purchase 800,000 shares of common stock of AVRI at an exercise price of $0.37 per share, and (ii) a Registration Rights Agreement between AVRI and Lonestar (the "Lonestar Registration Rights Agreement");

          (e) the payment to Sellers by Lonestar of an amount equal to the face value of the Accounts Receivable on the Closing Date, eighty percent (80%) of which amount shall be paid by Lonestar to Sellers at the Closing (the "Closing A/R Payment"), and the balance will be paid pursuant to Section 3;

          (f) Lonestar's offer of employment to each of the Hired Employees, pursuant to the employee termination letters described in Section 7.24.

          (g) the assumption by Lonestar of the Assumed Liabilities, as reflected in the Closing Statement.

3.  ACCOUNTS RECEIVABLE RECONCILIATION; SECURITY INTEREST.

          (a) Lonestar shall collect the Accounts Receivable after the Closing. Sellers and Lonestar shall reconcile the collected Accounts Receivable within 120 days after the Closing Date. Sellers shall cooperate with Lonestar and take all reasonable action to notify the account debtors obligated under the Accounts Receivable to forward payment to Lonestar instead of Sellers or Sellers' lockbox. Sellers shall hold in trust for Lonestar and promptly deliver to Lonestar, in the same form received, any payments that Sellers receive with respect to the Accounts Receivable. If the aggregate amount received by Lonestar with respect to the Accounts Receivable after the Closing exceeds the Closing A/R Payment, then Lonestar shall pay to Sellers in cash the amount by which such aggregate collections exceed the Closing A/R Payment. No adjustment shall be made if the aggregate amount of Accounts Receivable collected by Lonestar after the Closing is less than the Closing A/R Payment. Notwithstanding the foregoing, however, during the interim period between the Closing Date and the date of such final reconciliation of the Accounts Receivable, as Lonestar collects the Accounts Receivable, Lonestar will forward to the Sellers on a monthly basis any aggregate collections in excess of the Closing A/R Payment. From and after the Closing Date, Lonestar shall prepare and deliver to AVRI within five (5) days after the end of each month a written report listing the Accounts Receivable collected by Lonestar during the prior month; provided, however, that upon Lonestar's collection of an amount equal to the Closing A/R Payment, Lonestar will prepare and deliver to AVRI on Tuesday of each week during the remainder of the interim period between the Closing Date and the date of such final reconciliation a written report listing the Accounts Receivable collected by Lonestar during the prior week. Such monthly and weekly reports shall be in such form as is mutually agreeable to Lonestar and AVRI. Lonestar's obligation to make payments required hereunder shall be limited to the extent provided in Section 6.5 (which section sets forth Lonestar's set off rights with respect to costs incurred by Lonestar to bring OTPI into compliance with Philippines corporate and tax laws with respect to prior transactions involving the transfers of the stock of OPTI).

          (b) In the event that the purchase of the Accounts Receivable provided for herein is deemed to be a financing rather than a true sale, as security for Sellers' obligation to repay the financing associated with the Accounts Receivable, the Sellers hereby grant to Lonestar a continuing security interest in and line on, and assign, transfer, set over and pledge to Lonestar, the Accounts Receivable and the proceeds thereof.

4. REPRESENTATIONS AND WARRANTIES OF SELLER. Each Seller jointly and severally represents and warrants to and agrees with Purchasers and Lonestar that:

     4.1 ORGANIZATION AND EXISTENCE. Each Seller is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power to own, lease and otherwise operate its properties and assets and to carry on its business as now being conducted and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the location of its properties requires such qualification, and is duly authorized and licensed and, except as set forth on
SCHEDULE 4.1, has all licenses, franchises, permits and other governmental authorizations required under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted.

  4.2 SELLERS' AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by each Seller, this Agreement is a valid and binding obligation of each Seller, and no further corporate or shareholder action is necessary with respect to any Seller to make this Agreement a valid and binding obligation of each Seller, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by any Seller will:

          (a) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body;

          (b) Require any consent, authorization or approval of any person, entity or governmental authority; or

          (c) Result in the creation or imposition of any lien, charge or encumbrance upon the property of the Sellers.

  4.3  SELLERS' AUTHORITY TO CONDUCT BUSINESS.  Except as set forth on
SCHEDULE 4.1, each Seller has all requisite power and authority to carry on its business as now conducted and to enter into and perform this Agreement.

  4.4 RIGHTS TO PURCHASE THE COMPANY ASSETS. Other than Lonestar pursuant to this Agreement, no person, firm or entity has any right to purchase any of the Company Assets or any part thereof.

  4.5 TITLE TO COMPANY ASSETS. Except as set forth in SCHEDULE 4.5, Sellers have good title to the Company Assets, are in possession of all of the Company Assets, and will convey the Company Assets to Lonestar, free and clear of all liens, claims, security interests and encumbrances.

  4.6 LITIGATION. Except for matters described in SCHEDULE 4.6, there is no action, suit, claim, proceeding, investigation or arbitration proceeding pending (or, to the knowledge of Sellers', threatened) against or otherwise involving Sellers or OTPI or any of the officers, directors, former officers or directors, employees, shareholders or agents of Sellers (in their capacities as such) and there are no outstanding court orders to which any of the Sellers or OTPI are a party or by which any of their assets are bound, any of which (a) question this Agreement, or any action to be taken hereunder or affect the transactions contemplated hereby, or (b) materially restrict the present business properties, operations, prospects, assets or condition, financial or otherwise, of Sellers, or (c) will result in any materially adverse change in the business, properties, operations, prospects, assets or the condition, financial or otherwise, of Sellers.

  4.7 FINANCIAL STATEMENTS. AVRI has heretofore furnished Purchasers and Lonestar with complete copies of all currently available (i) audited financial statements relating to AVRI for (a) the year ended December 31, 1998, (b) the quarter ended September 30, 1999, and (ii) unaudited financial statements for each of the months ended October 31, 1999 and November 30, 1999, including in each case, income statements through such dates and balance sheets as of such dates (the "Seller Financial Statements"). The Seller Financial Statements are true and complete in all material respects, have been prepared from the books and records of AVRI in accordance with generally accepted accounting principles consistently applied throughout the entire period presented (except as disclosed therein and except for the unaudited financial statements which do not contain notes) for the periods reflected therein. The balance sheets contained within the Seller Financial Statements fairly present the financial condition of AVRI as of their respective dates; and the income statements contained within the Seller Financial Statements fairly present the results of operations of AVRI for their respective periods. None of the Seller Financial Statements, as of the dates and the periods thereof, misstates or omits to state any liability, absolute or contingent, the omission of which renders the Seller Financial Statements materially misleading.

  4.8 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.1, Sellers have each complied in all material respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of their respective properties and the conduct of their respective businesses, and Sellers are not parties to any investigation or inquiry by any foreign, federal, state or local governmental body or agency pending or, to Sellers' knowledge, threatened into the business, operations, affairs or properties of Sellers.

  4.9 ILLEGAL PAYMENTS. None of the Sellers, OTPI nor any director, officer, employee or agent of the Sellers or OTPI, have, directly or indirectly, given or agreed to give any illegal payment (in kind or in cash), gift or similar benefit to any customer, supplier, governmental employee, lobbyist, labor union, political action committee, candidate for public office or other person or entity who is or may be in a position to help or hinder the business of the Sellers which (i) might subject the Company Assets to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the Company Assets, or
(iii) if not continued in the future, might materially adversely affect the Company Assets.

  4.10 EMPLOYEES. Attached hereto as SCHEDULE 4.10 is a schedule listing the names of certain officers and employees of the Sellers that are employed pursuant to employment agreements with Sellers that Lonestar will employ pursuant to employment agreements to be executed between such employees and Lonestar at Closing (the "Executives"). Also listed on Schedule 4.10 is a list of employees who have employment agreements with Sellers that Lonestar will assume at the Closing (the "Assumed Employees"). Also listed on SCHEDULE 4.10 is a list of employees that do not have employment agreements with Sellers but that Lonestar has agreed to employ after Closing (the "Hired Employees"). Also listed on SCHEDULE 4.10 is a list of independent contractors who have written or oral agreements with Sellers for the provision of medical transcription services (the "Assumed Contractors"). Nothing herein is intended to, nor shall it be construed to, provide any third party beneficiary rights upon any of the Executives, Hired Employees or the Assumed Contractors. Except with respect to H. Russel Douglas, OTPI and as shown on
SCHEDULE 4.10 and SCHEDULE 1.1(D), there are no currently effective consulting or employment agreements or other agreements with individual consultants or employees to which Sellers are a party or of which Sellers are a beneficiary (including noncompetition covenants) relating to the portion of the Business made up of the Company Assets.

     4.11 LICENSES AND PERMITS.  SCHEDULE 1.1(G) describes all material
Licenses and Permits relating to the Company Assets, all of which have been obtained by the Company and are valid and in full force. Copies of any such Licenses and Permits have heretofore been furnished to the Purchasers and Lonestar. Each of the Licenses and Permits is in full force and effect and Sellers are current on all of their obligations with respect thereto. No notices of violations of any such Licenses and Permits have been received by the Sellers, and no proceeding is pending, or, to Sellers' knowledge, threatened seeking the revocation or limitation of any of such Licenses and Permits.

     4.12 CONTRACTS. A true copy of each Assigned Contract (including the leases covering the Assigned Facilities) listed in SCHEDULE 1.1(D) has heretofore been made available to the Purchasers and Lonestar, and each Assigned Contract is in full force and effect and the parties thereto are not in default thereunder.

     4.13 REPRESENTATIONS AND WARRANTIES REGARDING THE SHARES AND OTPI. Sellers hereby make the following additional representations and warranties to Lonestar regarding the OTPI Stock:

          (a) The authorized capital stock of OTPI consists of 4,000 shares of common stock, $100 par value, of which 1,000 shares are issued and outstanding on the Effective Date, of which HCIS owns 997 shares. OTP has no treasury shares. There are no existing subscriptions, options, warrants, calls, obligations or agreements (voting or otherwise) relating to any of the authorized or outstanding capital stock of OTPI.

          (b) OTPI has no subsidiaries and does not, directly or indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm, joint venture or other business organization or enterprise, and OTPI does not, directly or indirectly, control the management of any such entities.

          (c) OTPI has (i) good and indefeasible title to all of its assets reflected on any of the schedules attached hereto as being owned by OTPI, and (ii) right to possession of all such assets, free and clear of all liens, mortgages, pledges, title retention agreements, and security interests. To the Seller's knowledge, (i) the buildings, plants, structures, appurtenances, machinery, equipment and other property owned or used by OTPI have been maintained and repaired and are in good operating condition, ordinary wear and tear excepted, and are free from any known defects, except such as require routine maintenance and except such minor defects as do not substantially interfere with the continued use thereof; and (ii) no written notice of any violation of building or zoning laws or other ordinances, regulations or provisions of law relating to such assets and their use have been received by Sellers or OTPI.

          (d) Attached hereto as SCHEDULE 4.13(D) is a list setting forth the name of each bank, savings and loan or other financial institution in which OTPI has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

          (e) OTPI has no collective bargaining agreements with any labor unions. As of the Closing Date, there have not been and there are not pending or, to Seller's knowledge, threatened, any labor disputes, strikes or work stoppages which may have a materially adverse effect upon the continued business or operation of OTPI.

     Purchasers and Lonestar hereby acknowledge that Purchasers' and Lonestar are aware that OTPI may not be in compliance with applicable laws with respect to, without limitation, employment practices and procedures, provision of benefits to its employees, filing of tax returns, payment of taxes and filing of corporate documents with the applicable authorities. Section 6.5 sets forth the terms relating to resolving the non-compliance issues.

     4.14 NOTES AND ACCOUNTS RECEIVABLE. The allowance for doubtful accounts shown on SCHEDULE 1.1(H) has been determined in a manner consistent with that applied in the preparation of the Seller Financial Statements, and such allowance is adequate to account for those accounts receivable and notes receivable that are not expected to be collected by the Sellers in the ordinary course of the Sellers' business. As of the Closing Date, each of the Accounts Receivable will be (a) valid and enforceable claims, (b) which arose out of transactions with unaffiliated parties, and (c) to the Sellers' knowledge subject to no set-off, defense or counterclaim. Seller has not entered into any agreement for the prepayment (whether actual or accrued) of services to be performed after the Effective Date. No agreements or deductions or discounts have been made with respect to any services to be performed on or after the Effective Date or to encourage or induce the early collection of Accounts Receivable. None of Accounts Receivable has at any time been placed for collection with any attorney, collection agency or similar individual or entity.

     4.15  PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS.  Each Seller is not:
(a) in violation of its Certificate of Incorporation or Articles of Incorporation, as applicable, to its bylaws; (b) in default in the performance of any material obligation, agreement or condition of any material debt instrument which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any material indebtedness or terminate any material right; (c) in material default of or material breach of (with or without the passage of time or the giving of notice) any other material contract to which it is a party or by which it or any of the Company Assets are bound; or (d) except as disclosed on SCHEDULE 4.1, in material violation of any law, regulation, administrative order or judicial order applicable to it or its business or the Company Assets.

     4.16 ABSENCE OF UNDISCLOSED LIABILITIES. As of the date of the most recent Seller Financial Statements, Seller had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except: (a) liabilities stated or adequately reserved against on the Seller Financial Statements; (b) liabilities arising in the ordinary course of business since the date of the Seller Financial Statements; and (c) liabilities disclosed in the schedules hereto.

     4.17 PAYMENT OF TAXES. Other than with respect to OTPI, Sellers have filed all Federal, state, local, and foreign government income, excise, gross receipts and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and all other tax returns required to be filed by them, and they have paid all taxes owing by them except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the Seller Financial Statements. Except as specifically provided in this Agreement, all transfer, excise and other taxes payable to any jurisdiction by reason of the sale and transfer of the Company Assets pursuant to this Agreement shall be paid or provided for by Seller.

     4.18 INTELLECTUAL PROPERTY RIGHTS.

          (a) For purposes of this Section 4.18, "Intellectual Property" means all patents, patent applications, trade marks (whether registered or unregistered) or service marks, trade marks, trade names, copyrights, applications to register or registrations of any of the foregoing, inventions, processes, methods, trade secrets, know-how, employee invention disclosures, licenses and computer software (in both source code and object code form), owned or used, or held for use by, Sellers.

          (b) All rights of ownership of, or material licenses to use, Intellectual Property held by Sellers and that are included in the Company Assets are listed on SCHEDULE 1.1(E). There are no Intellectual Property rights other than those set forth on SCHEDULE 1.1(E), necessary to or regularly used in, the conduct of the portion of the Business made up of the Company Assets being transferred hereunder.

          (c) No claim is pending or, to the best knowledge of Seller, threatened, relating to Seller's ownership or present or past use of the Intellectual Property or that alleges that such ownership or present or past use conflicts with or infringes upon any rights of any third party.

     4.19 EMPLOYEE BENEFITS AND ERISA. The Sellers have an employee funded 401K savings plan in which certain of their employees who meet the applicable eligibility requirements are entitled to participate. Sellers are current on their obligations to deposit employee withholdings into the 401K savings plan. Sellers do not have any other profit sharing plans, programs or arrangements relating to employee benefits or fringe benefits.

     4.20 INSURANCE. Except for amounts deductible under policies of insurance maintained by the Sellers, Sellers are not, nor have been at any time, subject to any liability as a self-insurer of the business or assets of Sellers that is reasonably likely to have a material adverse effect upon the business, assets, revenues, condition (financial or otherwise) or prospects of Sellers. There are no claims pending or, to the knowledge of Sellers, overtly threatened, under any of Sellers' policies of insurance, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy.

     4.21 DISCLOSURE OF MATERIAL INFORMATION. Neither this Agreement nor any schedule or exhibit hereto or certificate issued pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Sellers.

     4.22 YEAR 2000 COMPLIANCE. To the best of Sellers' knowledge, all hardware, software and embedded systems owned, leased or licensed and currently used by Sellers, including any hardware, software and embedded systems used in connection with product and service development, operations and production, financial operations, office and administration operations, human resources functions, and legal and audit functions (the "Systems") are designed to be used prior to, during, and for a reasonable period of time after the calendar year 2000. To the best of Sellers' knowledge, the Systems operate and will operate during each such time periods without material error relating to date data.

     4.23 COVENANT TO RESERVE SHARES. Sellers hereby covenant that AVRI shall at all times reserve and keep available out of its authorized and unissued common stock or treasury shares, solely for issuance upon the exercise of the Replacement Warrants, free from any preemptive rights, 800,000 shares of common stock of AVRI.

     4.24 COVENANT TO MAKE FILINGS. Sellers hereby covenant that AVRI will use reasonable efforts to complete such actions as may be necessary to ensure the continued availability to Lonestar of Rule 144 of the Securities and Exchange Act of 1934 (in accordance with its terms), including the filing all required documents with the Securities and Exchange Commission.

     4.25 TRANSITION.  Except as provided in Section 6.5, for a period of ninety
(90) days after the Closing Date, AVRI will provide reasonable transitional advisory assistance to Lonestar in connection with the Manila and New Jersey operations being acquired by Lonestar, and will cooperate in all aspects of ensuring continued health insurance coverage (at Lonestar's cost and at no cost to Sellers) for all of Seller's employees who become Lonestar employees. Additionally, until the end of January, 2000, Lonestar shall be entitled to utilize the office equipment (e.g., telephones and telephone system, computers, servers, fax machines, copiers) currently located in AVRI's corporate offices at 4615 Post Oak Place, Suite 111, Houston, Texas.

     PURCHASERS AND LONESTAR ACKNOWLEDGE AND AGREE THAT PURCHASERS AND LONESTAR ARE EXPERIENCED IN THE OWNERSHIP AND OPERATION OF ASSETS SIMILAR TO THE COMPANY ASSETS AND THAT PURCHASERS AND LONESTAR'S PRIOR TO THE CLOSING DATE WILL HAVE INSPECTED THE COMPANY ASSETS TO THEIR SATISFACTION AND ARE QUALIFIED TO MAKE SUCH INSPECTION. PURCHASERS AND LONESTAR ACKNOWLEDGE THAT PURCHASERS AND LONESTAR ARE FULLY RELYING

ON PURCHASERS' AND LONESTAR'S (OR PURCHASERS' AND LONESTAR'S REPRESENTATIVES') INSPECTIONS OF THE COMPANY ASSETS AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLERS OR ANY OF SELLERS' REPRESENTATIVES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT AND THE ACQUISITION CONTEMPLATED HEREIN, LONESTAR HEREBY AGREES TO ACCEPT THE COMPANY ASSETS ON THE CLOSING DATE IN THEIR "AS-IS, WHERE IS" CONDITION, WITH ALL FAULTS, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, EXCEPT ONLY THE REPRESENTATIONS OF SELLERS SET FORTH IN THIS AGREEMENT AND THE WARRANTIES EXPRESSLY SET FORTH IN THE DOCUMENTS EXECUTED BY SELLERS AT THE CLOSING. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, IN CONNECTION WITH THE CONVEYANCE OF THE COMPANY ASSETS TO LONESTAR, THE CONVEYANCE OF THE COMPANY ASSETS IS WITHOUT ANY WARRANTY, AND SELLERS AND SELLERS' OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AFFILIATES (COLLECTIVELY, "SELLERS' RELATED PARTIES") HAVE MADE NO, AND EXPRESSLY AND SPECIFICALLY DISCLAIM, AND PURCHASERS AND LONESTAR ACCEPT THAT SELLERS AND SELLERS' RELATED PARTIES HAVE DISCLAIMED, ANY AND ALL REPRESENTATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW (EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED BY SELLERS AT THE CLOSING), OF OR RELATING TO THE COMPANY ASSETS, INCLUDING WITHOUT LIMITATION, OF OR RELATING TO: (I) THE USE, INCOME POTENTIAL, EXPENSES, OPERATION, CHARACTERISTICS OR CONDITION OF THE COMPANY ASSETS OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE, OR GOOD AND WORKMANLIKE DESIGN OR MANUFACTURE; AND (II) THE NATURE, MANNER OR CONDITION OF THE COMPANY ASSETS, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT. OTHER THAN IN CONNECTION WITH ANY BREACH OF A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SELLERS AT THE CLOSING, PURCHASERS AND LONESTAR HEREBY WAIVE, RELEASE, ACQUIT AND FOREVER DISCHARGE SELLERS, SELLERS' RELATED PARTIES AND ANY OTHER PERSON ACTING ON BEHALF OF SELLERS OF AND FROM, ANY CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHATSOEVER (INCLUDING COURT COSTS AND ATTORNEYS' FEES), DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH PURCHASERS OR LONESTAR NOW HAVE OR WHICH MAY ARISE IN THE FUTURE, ON ACCOUNT OF OR IN ANY WAY GROWING OUT OF OR IN CONNECTION WITH THE PHYSICAL CONDITION OF THE COMPANY ASSETS

OR ANY LAW OR REGULATION APPLICABLE THERETO. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser and Lonestar jointly and severally represents, warrants and, as applicable, covenants, to and agrees with Sellers that:

     5.1 ORGANIZATION AND EXISTENCE. Purchaser and Lonestar each is a corporation duly organized and validly existing and in good standing under the laws of the state or country of its incorporation and has all requisite corporate power to own, lease and otherwise operate its properties and assets and to carry on its business as now being conducted and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the location of its properties requires such qualification, and is duly authorized and licensed and has all licenses, franchises, permits and other governmental authorizations required under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted.

     5.2  PURCHASERS' AND LONESTAR'S AUTHORITY RELATIVE TO THIS AGREEMENT.
This Agreement has been duly executed and delivered by each Purchaser and Lonestar, this Agreement is a valid and binding obligation of each Purchaser and Lonestar, and no further corporate action is necessary with respect to any Purchaser or Lonestar to make this Agreement a valid and binding obligation of each Purchaser and Lonestar, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by any Purchaser or Lonestar will:

          (a) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body;

          (b) Require any consent, authorization or approval of any person, entity or governmental authority; or

          (c) Result in the creation or imposition of any lien, charge or encumbrance upon the property of the Purchasers or Lonestar.

     5.3 TITLE TO NOTES, STOCK AND WARRANTS. Purchasers will convey, transfer, assign and surrender the LHIC Note, the LHSP Note, the Series D Stock, and the LHIC Warrants to Sellers, free and clear of all liens, claims, security interests and encumbrances.

     5.4 ACQUISITION ENTIRELY FOR OWN ACCOUNT. This Agreement is made with the Purchasers and Lonestar in reliance upon the Purchasers' and Lonestar's representation to the Sellers, which by Purchasers' and Lonestar's execution of this Agreement Purchasers and Lonestar hereby confirm, that the Replacement Warrants and the common stock of AVRI issuable upon exercise of the Replacement Warrants (collectively, the "Securities") are being acquired for investment for Lonestar's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lonestar has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Lonestar further represents that Lonestar does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

     5.5 RELIANCE UPON LONESTAR'S REPRESENTATIONS. Each Purchaser and Lonestar understands that the Replacement Warrants and the common stock of AVRI acquired on exercise thereof, at the time of issuance will not be, registered under the Securities Act because the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Sellers' reliance on such exemption is predicated on Purchasers' and Lonestar's representations set forth herein. Purchasers and Lonestar realize that the basis for the exemption may not be present if, notwithstanding such representations, Lonestar has in mind merely acquiring the Replacement Warrants with a present intention to sell those securities in the near future.

     5.6 RECEIPT OF INFORMATION . Each Purchaser and Lonestar believes it has received all the information it considers necessary or appropriate for deciding whether to enter into the transactions made the subject of this Agreement. Each Purchaser and Lonestar further represents that it has had an opportunity to ask questions and receive answers from the Sellers regarding the condition of the Sellers' business, properties, prospects and financial condition and to obtain additional information (to the extent the Sellers possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Sellers in Section 4 of this Agreement or the right of Purchasers or Lonestar to rely thereon.

     5.7 INVESTMENT EXPERIENCE. Each Purchaser represents that such Purchaser is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions made the subject of this Agreement. Lonestar also represents that Lonestar has not been organized for the sole purpose of acquiring the an interest in the Replacement Warrants.

     5.8 ACCREDITED INVESTOR. Each of the Purchasers and Lonestar is an "Accredited Investor" within the meaning of Securities and Exchange Commission rule 501 of Regulation D, as now in effect.

     5.9 RESTRICTED SECURITIES. Lonestar understands that the Replacement Warrants (and any common stock of AVRI issued on exercise thereof) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Replacement Warrants (or any common stock of AVRI issued on exercise thereof) or an available exemption from registration under the Securities Act, the Replacement Warrants (and any common stock of AVRI issued upon exercise thereof) must be held indefinitely. In particular, Lonestar is aware that the Replacement Warrants (and any common stock of AVRI issued on exercise thereof) may not be sold pursuant to Rule 144 promulgated under the

Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about AVRI.

     5.10 LEGENDS. Each certificate or other document evidencing any of the Replacement Warrants or any common stock of AVRI issued upon exercise thereof, shall be endorsed with the legends set forth below, and Lonestar covenants that, except to the extent such restrictions are waived by AVRI, Lonestar shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

          "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

     5.11 FOREIGN INVESTOR. To the extent that Lonestar is not a U.S. person or entity, Lonestar hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with its acquisition of the Replacement Warrants or any use of this Agreement, including (i) the legal requirements within Lonestar's jurisdiction for the acquisition of the Replacement Warrants, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents which may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the acquisition, holding, redemption, sale or transfer of the Replacement Warrants or the common stock of AVRI issued upon the exercise thereof. Lonestar's acquisition, and its continued beneficial ownership, of the Replacement Warrants will not violate any applicable securities or other laws of Lonestar's jurisdiction.

     5.12 STOCK OPTIONS. Following the Closing, Purchasers and Lonestar shall use reasonable efforts to obtain cancellations or releases of all options to acquire shares of common stock of AVRI held by Raoul Teh, Myla Rose Mundo-Reyes and Geraldine San Juan pursuant to written stock option agreements between AVRI and each of such persons.

     5.13 TRANSITION. For a period of ninety (90) days after the Closing Date, Lonestar (and LHSP with respect to the services of H. Russel Douglas) will provide reasonable transitional advisory assistance to AVRI in connection with
(i) the transition of AVRI's auditor relationship from Ernst & Young, (ii) the preparation of AVRI's 2000 business plan and budget, (iii) the completion of AVRI's 1999 audit and annual 10K report, (iv) technical support for AVRI's transcription business, (v) the services of Russ Douglas in connection with the design of the AVRI's Virtual Physician Network ("VPN"), and (vi) the transition of operating responsibility to the extent that any of AVRI's employees involved in operations accept employment with Lonestar.

6. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES.

     6.1. NATURE OF STATEMENTS. All statements contained in any schedule hereto or in any supplemental schedule or in any certificate or other document executed in connection with these transactions delivered by or on behalf of Sellers, Purchasers or Lonestar pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Sellers, Purchasers or Lonestar, as the case may be, under this Agreement.

     6.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Sellers, Purchasers and Lonestar set forth herein shall survive the Closing for a period beginning on the Closing Date and expiring on the date that is thirty (30) days following completion of the financial audit by AVRI's independent certified public accountants for the year ended December 31, 2000, except for claims under Sections 4.1, 4.2, 4.4, 4.5, 4.6, 4.17 and 4.21, which shall continue without limitation as to time, and shall not be merged with the Bill of Sale (as defined in Section 7.2); provided that claims regarding a breach of a representation or warranty (that is subject to the forgoing limitation as to time) made in writing by any party to any other within such period shall survive until resolution of such claims even if resolution extends beyond such period. All covenants contained herein that by their nature require performance following the Closing shall be automatically deemed to survive the Closing until the performance is no longer required.

     6.3 SELLERS' INDEMNITY. Sellers jointly and severally agree to indemnify, defend and hold Purchasers, Lonestar, their affiliates, directors, officers, employees, stockholders and agents forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Purchasers or Lonestar resulting from or arising out of, relating to, or by virtue of (i) any breach by Sellers of their representations, warranties and covenants in this Agreement; (ii) except for the Assumed Liabilities, all liabilities and obligations of Sellers of any kind or nature, known or unknown, relating to the Company Assets, or the Sellers; (iii) with respect to the Assigned Contracts, all liabilities and obligations resulting from or arising out of the performance and observance by Sellers of, or the failure of Sellers to perform and observe, any of the covenants, terms and conditions of the Assigned Contracts prior to the Effective Date; and (iv) Sellers' operation of the Company Assets other than the Assigned Contracts prior to the Effective Date.

     6.4 PURCHASERS' AND LONESTAR'S INDEMNITY. Purchasers and Lonestar jointly and severally agree to indemnify, defend and hold Sellers, their affiliates, directors, officers, employees, stockholders and agents forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Sellers resulting from or arising out of, relating to, or by virtue of (i) any breach by Purchasers or Lonestar of their representations, warranties and covenants in this Agreement; (ii) all liabilities and obligations of Purchasers or Lonestar of any kind or nature, known or unknown, relating to the Assumed Liabilities or Purchasers or Lonestar, including, without limitation, with respect to the employment agreement with H. Russel Douglas assumed by LHSP; (iii) with respect to the Assigned Contracts, all liabilities and obligations resulting from or arising out of the performance and observance by Lonestar of, or the failure of Lonestar to perform and observe, any of the covenants, terms and conditions of the Assigned Contracts on and after the Effective Date; and (iv) Lonestar's operation of the Company Assets other than the Assigned Contracts as of and after the Effective Date.

     6.5  COSTS ASSOCIATED WITH OTPI; OFFSET RIGHTS.

          (a) Sellers jointly and severally agree to indemnify and hold harmless Purchasers and Lonestar for all amounts that Purchasers, Lonestar or OTPI may incur in connection with paying (i) all capital gains taxes, documentary stamp taxes, and other taxes, fees and charges, including penalties, interest and surcharges relating thereto, with respect to the original formation of OTPI, the transfer of the shares of OTPI from Hillel Bronstein and Stuart Szpicek, to Cornell Transcription, Inc., the transfer of shares of OTPI from Cornell Transcription, Inc. to HCIS, and the transfer of shares of OTPI from HCIS to Lonestar (which taxes, fees, penalties, interest and surcharges are estimated by OTPI's Philippines legal counsel to be approximately $2,000), and (ii) all penalties and surcharges relating to OTPI's failure to file annual corporate reports and financial statements required under Philippines law for the years 1998 and 1999 (which penalties and surcharges are estimated by OTPI's Philippines legal counsel to be approximately $1,500).

          (b) Sellers shall take all action necessary to resolve the non-compliance matters described in Section 6.5(a), and pay costs associated therewith. If Sellers do not diligently pursue the resolution of such matters, Purchaser, Lonestar or OTPI may take such actions deemed by them to be necessary to resolve such matters and Sellers shall immediately reimburse Purchaser, Lonestar or OTPI, as applicable, for such costs, including reasonable attorneys fees and expenses of Philippines legal counsel in connection with completing such filings and tax returns (and Purchaser, Lonestar and OTPI will provide Sellers with reasonable evidence of such payment and completion in reasonable detail).

          (c) Sellers' reimbursement of Purchasers, Lonestar or OTPI pursuant to
     Section 6.5(b) shall be made from time to time within five (5) business days after AVRI's receipt from Purchasers, Lonestar or OTPI of a written request for reimbursement of such expense (together with evidence of the payment thereof). If Sellers fail to reimburse Purchasers, Lonestar or OTPI such requested amount within such five (5) business day period, Lonestar shall be entitled to offset such reimbursement amount against any payment then due and owing by Lonestar to Sellers with respect to collected Accounts Receivable in excess of the Closing A/R Payment that would otherwise be payable by Lonestar to Sellers pursuant to the terms of
     Section 3(a).

          (d) Following the Closing, Purchasers, Lonestar and OTPI shall cooperate with Sellers in connection with Sellers' efforts under Section 6.5(a), including, without limitation, executing such documents, certificates and affidavits as Sellers may reasonably request, which agreement to cooperate shall survive the closing indefinitely. Sellers shall provide similar cooperation to Purchasers, Lonestar and OPTI in the event, pursuant to Section 6.5(b), Purchasers, Lonestar or OTPI undertake such efforts.

7. THE CLOSING. Sellers, Purchasers and Lonestar hereby agree to consummate the closing of the sale and purchase of the Company Assets (the "Closing") at the offices of Sellers' legal counsel, Boyar, Simon & Miller, located at 4265 San Felipe, Suite 1200, Houston, Texas 77027 (or such other place as Purchasers, Lonestar and Sellers so determine) immediately following execution of this Agreement on January 7, 2000 (the "Closing Date"). At the option of Purchasers, Lonestar and Sellers, the documents relating to the Closing may be exchanged by overnight courier without the necessity of all parties being present at the Closing. At the Closing, the following shall occur:

     7.1 LIEN RELEASES. Sellers shall obtain and file for record in the appropriate offices each of the releases and partial releases listed on SCHEDULE 7.1.

     7.2 BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Sellers and Lonestar shall execute a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale"), in the form attached hereto as EXHIBIT "7.2", (a) conveying good title to the Company Assets to Lonestar free and clear of all liens, claims, encumbrances and interests (except as otherwise as set forth in this Agreement), and (b) effecting the assumption by Lonestar of the Assigned Contracts, including, without limitation, the following:

          (a) Master Equipment Lease, No. 2147, dated May 13, 1998 (the "Sterling Bank Lease"), executed by and between HCIS, as successor-in-interest to Cornell Transcription, Inc. and Sterling National Bank.

          (b) Promissory Note in the original principal amount of $42,000, dated June 17, 1998 (the "Southwest Bank of Texas Note"), executed by AWA in favor of Southwest Bank of Texas, N.A.

          (c) Office Lease Agreement dated December 4, 1996, executed by and between AVRI, as lessee, and T. Rowe Price Renaissance Fund, Ltd., as lessor, with respect to the office space located at 4615 Post Oak Place, Suite 111, Houston, Texas;

          (d) Office Lease Agreement dated November 29, 1999, executed by and between AVRI, as lessee, and HSDRY, LLC, as lessor, with respect to the office space located at 42 Clinton Place, Hackensack, New Jersey; and

          (e) Office Lease Agreement dated March 23, 1999, executed by and between AWA, as lessee, and Lutheran Brotherhood d/b/a Copperfield Professional Center, predecessor in interest to Bernstein Perwien Properties, as lessor, with respect to the office space located at 7602 Lakeview Haven Drive, Suite 105, Houston, Texas.

     7.3  ASSIGNMENT AND ASSUMPTION OF EMPLOYMENT AGREEMENTS.

          (a) AVRI, LHSP and H. Russel Douglas shall execute an Assignment and Assumption Agreement with respect to Mr. Douglas' Employment Agreement, in a form acceptable to all such parties.

          (b) AVRI and Lonestar shall execute an Assignment and Assumption Agreement with respect to each of the following Assumed Employee's Employment Agreements, in a form acceptable to such parties (following the closing, AVRI and Lonestar will obtain the execution to such Assignment and Assumption Agreements by each of the respective employees):

                          (i)   Cathy Clemons
                          (ii)  Yaniv Dagan
                          (iii) Kay Cook

     7.4 AMENDMENT II TO VALUE ADDED RESELLER AGREEMENT. AVRI and LHSP shall execute an amendment (the "Amendment to VAR") in a form mutually acceptable to both parties extending the term of that certain Value Added Reseller Agreement dated September 30, 1998, executed by and between AVRI and LHSP.

     7.5 TECHNOLOGY LICENSE AGREEMENT. Sellers and Lonestar shall execute a perpetual, nonexclusive, royalty-free license agreement for the use of the technology included within the Company Assets in a form mutually acceptable to both parties, pursuant to which agreement Lonestar will license the technology listed on SCHEDULE 1.1(E) and SCHEDULE 1.1(F) back to AVRI, which license will be transferable by Sellers only in connection with a sale by Sellers of the Sellers' medical transcription business or the VPN.

     7.6 MEDICAL TRANSCRIPTION SERVICES AGREEMENT. AVRI and Lonestar shall execute an agreement regarding the processing of AVRI data through OTPI's facility in Manila, The Philippines, for a period of up to eighteen (18) months, in a form mutually acceptable to both parties.

     7.7 TERMINATION OF VOTING AGREEMENT. Voice Technologies Partners, Ltd., a shareholder of AVRI, AVRI and LHIC will execute an agreement terminating that certain Voting Agreement dated as of December 31, 1998.

     7.8 TERMINATION OF CO-SALE AND TAG-ALONG RIGHTS AGREEMENT. Each of Voice Technologies Partners, Ltd., a shareholder of AVRI, AVRI and LHIC will execute an agreement terminating that certain Co-Sale and Tag-Along Rights Agreement dated as of December 31, 1998.

     7.9 SERIES D STOCK. LHIC shall deliver to Sellers certificate(s) representing the Series D Stock , duly endorsed or accompanied by a duly executed stock power in blank, and in proper form for transfer.

     7.10 LHIC NOTE. LHIC shall deliver to Sellers for cancellation the LHIC
Note.

     7.11 LHSP NOTE. LHIC shall deliver to Sellers for cancellation the LHSP
Note.

     7.12 LHIC WARRANTS. AVRI and LHIC shall execute an agreement terminating the LHIC Warrants.

     7.13 REPLACEMENT WARRANTS. AVRI shall issue to Lonestar the Replacement Warrants, and AVRI and Lonestar shall execute the Lonestar Registration Rights Agreement.

     7.14 UCC-3 TERMINATION STATEMENTS. Each of LHIC and LHSP shall deliver to Sellers executed UCC-3 Termination Statements terminating each of the Financing Statements.

     7.15 TERMINATION OF TRADEMARK SECURITY AGREEMENT. AVRI, LHIC and LHSP shall enter into an agreement terminating the Trademark Security Agreement.

     7.16 TERMINATION OF PATENT SECURITY AGREEMENT. AVRI, LHIC and LHSP shall enter into an agreement terminating the Patent Security Agreement.

     7.17 TERMINATION OF COPYRIGHT SECURITY AGREEMENT. AVRI, LHIC and LHSP shall enter into an agreement terminating the Copyright Security Agreement.

     7.18 PLEDGED STOCK. Purchasers shall deliver to Sellers each certificate representing shares of stock in HCIS, AWA and OTPI held by Purchasers as security pursuant to the Pledge Agreement, together with the original blank stock powers relating thereto.

     7.19 UCC-1 FINANCING STATEMENT. The Sellers shall execute and deliver to Lonestar new UCC-1 Financing Statements to be filed with the Texas Secretary of State evidencing Sellers' grant of a lien in favor of Lonestar covering the Accounts Receivable purchased by Lonestar.

     7.20 OTPI STOCK CERTIFICATES. Upon Sellers' receipt from Purchasers of the original certificates representing the shares of OTPI stock owned by HCIS, Sellers shall deliver to Lonestar such certificate, duly endorsed or accompanied by a duly executed stock power in blank, in proper form for transfer to Lonestar.

     7.21 TRUST AGREEMENTS. Following the Closing, Sellers shall deliver to Lonestar written trust agreements regarding the ownership of shares of OTPI executed by Raoul Teh, Myla Rose Mundo-Reyes and Geraldine San Juan.

     7.22 OFFICER AND DIRECTOR RESIGNATION LETTERS. Sellers shall have received letters of resignation in a form acceptable to Sellers executed by the persons listed on SCHEDULE 7.22 for purposes of resigning their respective positions with AVRI, HCIS and AWA, as applicable, which letters shall expressly set forth that, as of the Effective Date, each such person (i) is not a party to any agreement with Sellers, or, alternatively, that each resigns from all of such person's respective salaried positions from Sellers, and (ii) does not have any claim of any nature whatsoever against Sellers, including, without limitation, claims for unpaid wages, severance expenses or wrongful termination. Lonestar shall appoint such new officers and directors of OTPI as Lonestar shall designate.

     7.23 TERMINATION OF EMPLOYMENT AGREEMENTS. Sellers and each of the Executives shall execute and deliver to each other written agreements terminating the respective employment agreements of each of the Executives.

     7.24 EMPLOYEE TERMINATION LETTERS. Sellers and Lonestar shall execute and deliver to each other termination of employment letters in the form attached hereto as EXHIBIT "7.24" with respect to the Hired Employees (following the closing, AVRI and Lonestar will obtain the execution to such termination letters by each of the employees shown therein). The execution of such letters shall not impart any third party beneficiary rights upon any such employees.

     7.25 INDEMNITY AGREEMENTS. Lonestar shall have executed an indemnification agreement with each of Eric A. Black and Richard A. Cabrera, in the form attached hereto as EXHIBIT "7.25".

     7.26 SELLERS' LEGAL OPINION. Porter & Hedges, LLP, special counsel to AVRI, shall deliver to the Purchasers a legal opinion in a form acceptable to the parties, opining on the due organization of the Sellers and their authority to consummate the transactions made subject of this Agreement, and such other matters as may be reasonably requested by Purchasers.

     7.27 PURCHASERS' LEGAL OPINIONS.

          (a) Brown, Rudnick, Freed & Gesmer, counsel to Lonestar and Purchasers, shall deliver to Sellers a legal opinion in a form acceptable to the parties, opining on the due organization of Lonestar and its authority to consummate the transactions made subject of this Agreement, and such other matters as may be reasonably requested by Sellers.

          (b) A Belgian law firm reasonably acceptable to Sellers shall deliver to Sellers a legal opinion in a form acceptable to the parties, opining on the due organization of LHIC and their authority to consummate the transactions made subject of this Agreement, and such other matters as may be reasonably requested by Sellers.

     7.28 APPORTIONMENTS; CLOSING STATEMENT.

          (a) All revenue and expenses relating to the Company Assets, the Executive, the Hired Employees and the Assigned Contractors shall be prorated as of the Effective Date, including, without limitation, the Accounts Receivable, all recurring fees paid or payable, all utility expenses, all marketing expenses, and all personal property taxes, income and employment taxes and other assessments. Purchasers and Lonestar shall be entitled to a credit for all such revenue collected by Sellers on and after the Effective Date, and Sellers shall be entitled to retain all such revenue collected by Sellers prior to the Effective Date. Similarly, Purchasers and Lonestar shall be responsible for and shall reimburse Sellers at Closing for all such expenses incurred by Sellers on and after the Effective Date, and Sellers shall retain responsibility for all such expenses incurred by Sellers prior to the Effective Date. In the event that any post Closing payments or adjustments are due to Lonestar by Sellers that are not addressed on the Closing Statement with respect to (i) Accounts Receivable collected in trust for the benefit of Lonestar pursuant to Section 3(a), (ii) reimbursements under Section 6.5(c), or (iii) any post Closing adjustments of expenses and income pursuant to the terms of the Closing Statement, Lonestar shall be entitled to offset such amount against any payment then due and owing by Lonestar to Sellers with respect to collected Accounts Receivable in excess of the Closing A/R Payment that would otherwise be payable by Lonestar to Sellers pursuant to Section 3(a). In addition, Sellers shall be entitled to be reimbursed by Purchasers and Lonestar for all security and other deposits held by third parties as of the Effective Date with respect to the Company Assets.

          (b) Prior to Closing, Sellers, Purchasers and Lonestar shall jointly prepare a closing statement (the "Closing Statement") containing a schedule of all payments, reimbursements, prorations and other adjustments as of the Effective Date between the Sellers, the Purchasers and Lonestar as the result of the transactions made the subject of this Agreement, including, without limitation, the adjustments and prorations made pursuant to Section 7.28(a) and the Closing A/R Payment.

      7.29 CASH PORTION OF CONSIDERATION. Purchasers and Lonestar shall deliver to Sellers via wire transfer of immediately available funds to an account to be designated by Sellers the aggregate amount owed by Purchasers and Lonestar to Sellers with respect to the transactions made the subject of this Agreement pursuant to the adjustments and calculations reflected on the Closing Statement.

8. CONDITIONS TO CLOSING.  Sellers have obtained an opinion from Harris, Webb
& Garrison regarding the "fairness" of the transactions contemplated by this Agreement to AVRI and its holders of common stock, which opinion is satisfactory to Sellers, Purchasers and Lonestar.

9. FURTHER ACTS. The parties hereto hereby covenant and agree that, from time to time on and after the Closing Date, at the request of any other party, each party hereto will execute and deliver all confirmatory bills of sale, assignments and other documents that such party may reasonably request, including, without limitation, using reasonable efforts to obtain written consents from Sterling Bank, Southwest Bank of Texas, N.A., HSDRY, LLC, T. Rowe Price Renaissance Fund, Ltd., and Lutheran Brotherhood d/b/a Copperfield Professional Center, predecessor in interest to

Berstein Perwien Properties, to the assignment and assumption of their respective agreements to Lonestar.

10. POSSESSION. Immediately following the Closing, Sellers shall deliver to Lonestar at the Assigned Facilities all tangible items constituting the Company Assets.

11. EXPENSES AND COMMISSIONS. Each of Sellers, Purchasers and Lonestar will pay their own expenses incident to the transactions contemplated by this Agreement. Purchasers, Lonestar and Sellers each represent to the other that there are no agents or brokers entitled to a commission in connection with the transactions made the subject of this Agreement. Sellers hereby agree to indemnify and hold harmless Purchasers and Lonestar against any and all claims of any agent, broker, finder or similar party claiming through Sellers, and Purchasers and Lonestar hereby agree to indemnify and hold harmless Sellers against any and all claims of any agent, broker, finder, or other similar party claiming through Sellers. Sellers, Purchasers and Lonestar agree to share equally the cost of the fairness opinion described in Section 8.

12. MISCELLANEOUS.

     12.1. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid to the following:

     If to Sellers, to:  c/o Applied Voice Recognition, Inc.
                         4615 Post Oak Place, Suite 111
                         Attention: Mr. Timothy J. Connolly, Chairman Telecopy No.: (713) 621-5870
                         Email:  connolly@e-docs.net

     With copy to:       Boyar & Miller
                         4265 San Felipe, Suite 1200
                         Houston, Texas  77027
                         Attention:  J. William Boyar, Esq.
                         Telecopy No.:  (713) 552-1758
                         Email:  bboyar@boyarmiller.com

     With copy to:       Porter & Hedges, L.L.P.
                         700 Louisiana, 35th Floor
                         Houston, Texas  77002
                         Attention:  Samuel N. Allen, Esq.
                         Telecopy No.:  (713) 226-0229
                         Email:  snallen@porterhedges.com

     If to Purchasers, to:  c/o Lernout & Hauspie Speech Products, N.V.
                            Flanders Language Valley 50, B-8900
                            Ieper Belgium
                            Attention:  Mr. Thomas Denys
                            Telecopy No.:  011 325 722 9545
                            Email:  thomas.denys@lhs.be

                                        AND

                            c/o Lernout & Hauspie Speech Products USA, Inc. 52 Third Avenue
                            Burlington, Massachusetts  01803
                            Attention:  Mr. Allan Forsey
                            Telecopy No.:  (781) 238-0986
                            Email:  aforsey@lhsl.com

     With copy to:          Brown, Rudnick, Freed & Gesmer
                            One Financial Center
                            Boston, MA  02111
                            Attention:  Steven D. Pohl, Esq.
                            Telecopy No.:  (617) 856-8201
                            Email:  spohl@brfg.com

     If to Lonestar, to:    c/o Lernout & Hauspie Speech Products USA, Inc.
                            52 Third Avenue
                            Burlington, Massachusetts  01803
                            Attention:  Mr. Allan Forsey
                            Telecopy No.:  (781) 238-0986
                            Email:  aforsey@lhsl.com

     With copy to:          Brown, Rudnick, Freed & Gesmer
                            One Financial Center
                            Boston, MA  02111
                            Attention:  Steven D. Pohl, Esq.
                            Telecopy No.:  (617) 856-8201
                            Email:  spohl@brfg.com

or to such other address as shall be given in writing by any party to the others. If sent by U.S. mail in accordance with this Section 12.1, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third (3rd) business day after deposit with the U.S. Postal Service in the manner herein provided. Notices may also be transmitted by facsimile or email, provided that such facsimile or email transmission is confirmed within one business day thereafter by U.S. mail in accordance with this Section 12.1. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above specified address of the addressee.

     12.2. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.3. ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules attached hereto) is the entire agreement among the parties hereto regarding the subject matter dealt with herein and supersedes all prior agreements and understandings whether written or oral.

     12.4. SCHEDULES AND EXHIBITS. All schedules and exhibits attached to and referenced in this Agreement are incorporated in this Agreement and made a part hereof.

     12.5. GOVERNING LAW; VENUE. This Agreement shall be governed by the laws of the State of Texas. This Agreement is to be performed and consummated in Houston, Harris County, Texas.

     12.6. DISPUTE RESOLUTION. The parties agree that all disputes, claims, damages and questions arising in connection with this Agreement or between the parties hereto shall be settled by arbitration in accordance with the rules of the American Arbitration Association in effect in Houston, Texas. Any dispute may be submitted by either party to the American Arbitration Association and all proceedings with respect thereto shall be conducted in Houston, Texas by a one person arbitrator, unless the parties mutually agree otherwise. The award of the arbitrator shall be final, conclusive, non-appealable and enforceable in a court of competent jurisdiction. The prevailing party shall be entitled to costs and reasonable attorney's fees arising out of such arbitration.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on this the 7th day of January, 2000, to be effective as of the Effective Date.

                                          AVRI:

                                          APPLIED VOICE RECOGNITION, INC.,
                                            a Delaware corporation

                                          By:   /s/ Timothy J. Connolly
                                                -----------------------
                                          Name:        Timothy J. Connolly
                                                  ------------------------
                                          Title:        Chairman of the Board
                                                   --------------------------

                                          HCIS:
                                          ----

                                         e-DOCS HEALTH CARE INFORMATION
                                            SERVICES, INC.,
                                            a Delaware corporation

                                            By:   /s/ Timothy J. Connolly
                                                 -----------------------
                                            Name:        Timothy J. Connolly
                                                    ------------------------
                                            Title:        President
                                                     --------------

                                            AWA:
                                            ---

                                            A WORD ABOVE, INC.,
                                              a Texas corporation

                                            By:   /s/ Timothy J. Connolly
                                                  -----------------------
                                            Name:        Timothy J. Connolly
                                                   ------------------------
                                            Title:        President
                                                     --------------

                                            LONESTAR:
                                            --------

                                            LONESTAR MEDICAL TRANSCRIPTION
                                              USA, INC., a Delaware corporation

                                            By:   /s/ Carl Dammekens
                                                 ------------------
                                            Name:        Carl Dammekens
                                                    -------------------
                                            Title:        President
                                                    --------------

                                            LHIC:
                                            ----

                                            L & H INVESTMENT COMPANY N.V.,
                                              a Belgium company

                                            By:   /s/ Chantal Mestdagh
                                                  --------------------
                                            Name:        Chantal Mestdagh
                                                   ---------------------
                                            Title:        Financial Officer
                                                     ----------------------

* The following Schedules and Exhibits have been omitted. The Company agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon its request.

Schedules:
---------

A         List of Financing Statements
1.1(c)    List of Company Personal Property
1.1(d)    List of Assigned Contracts
1.1(e)    List of Computer Hardware and Software
1.1(f)    List of Intellectual Property
1.1(g)    List of Licenses and Permits
1.1(h)    List of Accounts Receivable
1.3       List of Assumed Liabilities
4.1       Disclosures Regarding Compliance
4.5       List of Liens and Security Interests Encumbering the Company Assets
4.6       Litigation
4.10      List of Executives, Hired Employees and Assumed Contractors
4.13(d)   List of OTPI Banking Information
7.1       List of Releases and Partial Releases
7.22      List of Persons to Resign Prior to Closing (Directors & Officers)

Exhibits:
--------

"7.2"    Bill of Sale, Assignment and Assumption Agreement
"7.24"    Employee Termination Letter Form
"7.25"    Indemnity Agreement Form